EXHIBIT 10.2
FIRST AMENDMENT TO LEASE
     THIS FIRST AMENDMENT (the “Amendment”) is made as of the 8th day of July, 2008, by and between NE WILLIAMS II, LLC, a Delaware limited liability company (“Landlord”) and NETEZZA CORP., a Delaware corporation (“Tenant”).
WITNESSETH:
     WHEREAS, Landlord and Tenant entered into a Lease dated January 2, 2008 (the “Lease”), whereby Tenant agreed to lease certain premises consisting of approximately 58,863 rentable square feet (the “Initial Premises”) on the 1st and 3rd floors of the building known as 26 Forest Street, Marlborough Massachusetts (the “Building”);
     WHEREAS, Landlord and Tenant have agreed that the rentable square footage of the Initial Premises has been modified to consist of approximately 58,656 rentable square feet and have agreed to modify the Lease to reflect such revised square footage;
     WHEREAS, Tenant desires to occupy, and Landlord desires to lease to Tenant, an additional portion of the 1st floor of the Building consisting of approximately 9,133 rentable square feet as shown on Exhibit A attached hereto (the “Expansion Premises”);
     WHEREAS, Landlord and Tenant desire to memorialize their understanding and modify the Lease consistent therewith and to otherwise amend the Lease as provided herein;
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
     1. Premises. As of the Expansion Premises Commencement Date (as defined below), the “Premises” as set forth in Section 1.1 of the Lease shall be defined as “The entire third (3rd) floor of the Building and portions of the first (1st) floor of the Building consisting of approximately 67,789 rentable square feet.”
     2. Expansion Premises Commencement Date. The “Expansion Premises Commencement Date” shall be January 1, 2009.
     3. Premises Rentable Area. As of the Lease Commencement Date, the “Premises Rentable Area” as set forth in Section 1.1 of the Lease shall be defined as “Approximately 58,656 rentable square feet.” As of the Expansion Premises Commencement Date, the “Premises Rentable Area” as set forth in Section 1.1 of the Lease shall be defined as “Approximately 67,789 rentable square feet”.
     4. Tenant’s Percentage Share. As of the Lease Commencement Date hereof, the “Tenant’s Percentage Share” as set forth in Section 1.1 of the Lease shall be defined as “49.3%.”

As of the Expansion Premises Commencement Date, the “Tenant’s Percentage Share” as set forth in Section 1.1 of the Lease shall be defined as “57.0%”.
     5. Annual Fixed Rent. As of the Lease Commencement Date, the “Annual Fixed Rent” as set forth in Section 1.1 of the Lease shall be as follows:

Months 1-3	$0.00

Months 4-39	$1,305,096.00 ($22.25/RSF)

Months 40-51	$1,363,752.00 ($23.25/RSF)

Months 52-87	$1,422,408.00 ($24.25/RSF)
As of the Expansion Premises Commencement Date, the “Annual Fixed Rent” as set forth in Section 1.1 of the Lease shall be as follows:

Expansion Premises Commencement Date — Month 39	$1,508,305.25 ($22.25/RSF)

Months 40-51	$1,576,094.25 ($23.25/RSF)

Months 52-87	$1,643,883.25 ($24.25/RSF)
     6. Parking Spaces. As of the Lease Commencement Date, “Parking Spaces” as set forth in Section 1.1 of the Lease shall be defined as “234 unreserved spaces.” As of the Expansion Premises Commencement Date, “Parking Spaces” as set forth in Section 1.1 of the Lease shall be defined as “271 unreserved spaces”.
     7. Base Years. With respect to the Expansion Premises only, (a) the “Base Operating Expense Year” as set forth in Section 1.1 of the Lease shall be defined as “Calendar year 2009 (i.e. January 1, 2009 through December 31, 2009)” and (b) the “Base Tax Year” as set forth in Section 1.1 of the Lease shall be defined as “Calendar year 2009 (i.e. January 1, 2009 through December 31, 2009).”
     8. Security Deposit. Concurrently with the execution of this Amendment, the “Security Deposit” as set forth in Section 1.1 of the Lease shall be defined as “$600,000 letter of credit in the form attached hereto as Appendix D.” The last paragraph of Section 7.10 of the Lease shall be modified to read as follows:
     “On each anniversary of the Lease Commencement Date, and provided that at such time no Event of Default exists, and no state of facts, which, with notice or the passage of time, or both, would constitute and Event of Default exists, the amount of the Security Deposit may be reduced by $100,000, provided, however, it shall never be reduced below $150,000. Notwithstanding the foregoing, if Tenant reports four (4) continuous quarters of positive Income Before Taxes, Tenant shall be entitled to reduce the amount of the Security Deposit

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to fifty percent (50%) of its then current amount; provided, however, if Tenant elects such reduction of the Security Deposit, the future annual reduction shall be only $50,000 on each subsequent anniversary of the Lease Commencement Date and the Security Deposit shall never be reduced below $150,000. “
     9. Condition of Premises. In connection with this Amendment, Landlord shall perform work to the Expansion Premise (the “Landlord’s Work”) as provided for in the Work Letter attached hereto as Exhibit B.
     10. Brokers. Each party represents and warrants that it has dealt with no broker, agent or other person other than Richards Barry Joyce & Partners LLC and Cushman & Wakefield (the “Brokers”) in connection with this transaction and that no broker, agent or other person, other than the Brokers, brought about this transaction and each party agrees to indemnify and hold the other harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this leasing transaction. The provisions of this paragraph shall survive the termination of the Lease.
     11. No Other Amendments. In all other respects, the terms and provisions of the Lease are ratified and reaffirmed hereby, are incorporated herein by this reference and shall be binding upon the parties to this Amendment.
     12. Definitions. All capitalized terms used and not otherwise defined herein, shall have the meanings ascribed to them in the Lease.
SIGNATURES FOLLOW ON NEXT PAGE

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be duly executed, under seal, by persons hereunto duly authorized, in multiple copies, each to be considered an original hereof, as of the day and year first above written.

NE WILLIAMS II, LLC, a Delaware limited liability company
By:	/s/ Randolph L. Kazazian III
	Name:	Randolph L. Kazazian III
	Title:	Vice President

NETEZZA CORP., a Delaware corporation
By:	/s/ Patrick J. Scannell, Jr.
	Name:	Patrick J. Scannell, Jr.
	Title:	Senior Vice President and CFO

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EXHIBIT A
PLAN OF EXPANSION PREMISES
[Floor Plan]

A-1

EXHIBIT B
WORK LETTER
     THIS WORK LETTER AGREEMENT (“Work Letter”) is entered into as of the _______ day of _______________, 2008 by and between NE WILLIAMS II, LLC (“Landlord”), and NETEZZA CORP. (“Tenant”).
RECITALS
     A. Concurrently with the execution of this Work Letter, Landlord and Tenant have entered into an Amendment covering certain Expansion Premises more particularly described in the Amendment. All terms not defined herein have the same meanings as set forth in the Lease and the Amendment.
     B. In order to induce Tenant to enter into the Amendment and in consideration of the mutual covenants hereinafter contained, Landlord and Tenant agree as follows:
     1. LANDLORD’S WORK. As used in the Amendment and this Work Letter Agreement, the term “Landlord’s Work” means those items of general tenant improvement construction shown on the Final Plans (described in Paragraph 5 below), including, but not limited to, partitioning, doors, ceilings, floor coverings, wall finishes (including paint and wall coverings), electrical (including lighting, switching, telephones, outlets, etc.), plumbing, heating, ventilating and air conditioning, fire protection, cabinets and other millwork and distribution of Building services such as sprinkler and electrical service. All Landlord’s Work and components thereof shall at all times be and remain the sole property of Landlord.
     Landlord, at its sole cost and expense, shall (a) demise the Premises in accordance with code and (b) deliver the roof and HVAC system for the Building in good working order, which Landlord shall warrant for one year after the Lease Commencement Date.
     2. CONSTRUCTION REPRESENTATIVES. Landlord appoints the following person(s) as Landlord’s representative (“Landlord’s Representative”) to act for Landlord in all matters covered by this Work Letter:

Tenant appoints the following person(s) as Tenant’s representative (“Tenant Representative”) to act for Tenant in all matters covered by this Work Letter.

All communications with respect to the matters covered by this Work Letter are to be made to Landlord’s Representative or Tenant’s Representative, as the case may be, in writing, in compliance with the notice provisions of the Lease. Either party may change its representative under this Work Letter at any time by written notice to the other party in compliance with the notice provisions of the Lease.
     3. DESIGN AND CONSTRUCTION. All Landlord’s Work shall be performed by contractors selected and engaged by Landlord. Landlord’s contractor shall competitively bid each trade to at least three (3) qualified subcontractors. Tenant has engaged [To be determined] (the “Architect”) to design the interior space of the Premises.
     4. WORK SCHEDULE. Attached hereto as Schedule 1 is a schedule (the “Work Schedule”) which sets forth the timetable for the planning and completion of the installation of the Landlord’s Work. The Work Schedule has been approved by both Landlord and Tenant.
     5. TENANT IMPROVEMENT PLANS.
     (a) Preparation of Final Plans. Attached hereto as Schedule 2 is a preliminary floor plan and outline specification (“the “Preliminary Plans”), which have been approved by both Landlord and Tenant. In accordance with the Work Schedule and the Preliminary Plans, the Architect will prepare complete architectural plans and complete, fully-engineered construction drawings and specifications for all of Landlord’s Work, including mechanical, electrical, plumbing and structural elements (collectively the “Final Plans”). The Final Plans will show: (i) the subdivision (including partitions and walls), layout, lighting, finish and decoration work (including carpeting and other floor coverings) for the Premises; (ii) all internal and external communications and utility facilities which will require the installation of conduits or other improvements from the base Building shell; and (iii) all other specifications for Landlord’s Work. The Final Plans will be submitted to Landlord for Landlord’s approval thereof which shall not be unreasonably withheld provided that the Final Plans are substantially in accordance with the Preliminary Plans. Landlord agrees to advise Tenant in writing of any disapproval of the Final Plans within five (5) business days of receipt thereof. If Landlord does not respond in writing within such five business day period, the Final Plans as presented shall be deemed approved by Landlord. If Landlord in its reasonable discretion does not approve the Final Plans, Tenant will then cause the Architect to redesign the Final Plans incorporating the revisions reasonably requested by Landlord so as to make the Final Plans substantially consistent with the Preliminary Plans. Within ten (10) business days of Landlord’s approval (or deemed approval) of the Final Plans, Landlord shall provide Tenant with a written summary (the “Excess Cost Summary”) of the cost of the Landlord’s Work, based on the Final Plans, that is in excess of the Tenant Improvement Allowance (defined below) (“Excess Costs”). Tenant agrees to advise Landlord in writing of any disapproval of the Excess Cost Summary, and the reasons therefor within five (5) business days of receipt thereof. If Tenant fails to timely deliver to Landlord Tenant’s written disapproval of the Excess Cost Summary, the Excess Cost Summary shall be deemed approved by Tenant. If the revised Excess Cost Summary is timely disapproved by Tenant pursuant to this paragraph, Tenant shall provide to Landlord a written explanation of the reason(s) for such disapproval concurrently with its disapproval, and the Excess Cost Summary, as appropriate, shall be promptly revised and resubmitted to Tenant for approval. If Tenant fails to provide a written explanation as and when required by this paragraph, the Excess Cost Summary shall be deemed approved by Tenant. Tenant agrees to approve in writing the revised Excess Cost Summary within five business days of its receipt thereof. If Tenant fails to timely deliver to Landlord written approval of the Excess Cost Summary, the Excess Cost Summary shall be deemed approved by Tenant. Tenant’s approval of the Excess Cost Summary shall constitute Tenant’s agreement to pay Landlord the Excess Costs.
     (b) Requirements of the Final Plans. The Final Plans will include locations and complete dimensions, and Landlord’s Work, as shown on the Final Plans, will: (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations; and (iii) be of a nature and quality consistent with the overall objectives of Landlord for the Building, as determined by Landlord in its reasonable but subjective discretion.
     (c) Submittal of Final Plans. Once approved, the Architect will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit. The Architect will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit. Any changes requested by governmental authorities will be made only with the prior written approval of Landlord and Tenant, and only if Tenant agrees to pay any excess costs resulting from the design and/or construction of such requested changes (the “Additional Costs”). Landlord shall revise the Excess Cost Summary by increasing the Excess Costs by the amount of the Additional Costs resulting from plan modifications required by any governmental authority. Tenant hereby acknowledges that any such changes will be subject to the terms of Section 6 below. Any Additional Costs are to be paid by Tenant to Landlord within ten business days after receipt by Tenant of an invoice for such Additional Costs from Landlord.
     6. PAYMENT FOR LANDLORD’S WORK.
     (a) Tenant Improvement Allowance and Excess Costs. Landlord shall pay for Landlord’s Work up to a maximum of $152,478.50 (the “Tenant Improvement Allowance”). The Tenant Improvement Allowance shall only be used for:
(i) Payment to the Architect for all usual design and architectural fees, including, without limitation, all reasonable architectural and engineering costs of preparing the Final Plans, including mechanical, electrical, plumbing and structural drawings, and all other aspects necessary to complete the Final Plans.

(ii) Payment of plan check, permit and license fees relating to construction of Landlord’s Work.

(iii) Construction of Landlord’s Work, including, without limitation, the following:
(A) Installation within the Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items;

(B) All electrical wiring, lighting fixtures, outlets and switches, and other electrical work to be installed within the Premises;

(C) The furnishing and installation of all duct work, terminal boxes, diffusers and accessories required for the completion of the heating,

ventilation and air conditioning systems within the Premises, including the cost of meter and key control for after-hour air conditioning;

(D) Any additional tenant requirements including, but not limited to, air quality control, special heating, ventilation and air conditioning, noise or vibration control or other special systems;

(E) All fire and life safety control systems such as fire walls, sprinklers, fire alarms, including piping and wiring, installed within the Premises;

(F) All plumbing, including fixtures and pipes, to be installed within the Premises;

(G) Testing and inspection costs; and

(H) Contractor’s fees, including, but not limited to, any fees based on general conditions.
(iv) All other out-of-pocket costs to be reasonably expended by Landlord in the construction of Landlord’s Work. Landlord shall not be entitled to charge any management, inspection, project management or other fee in connection with the Landlord’s Work.
Any Excess are to be paid by Tenant to Landlord within thirty (30) days after receipt by Tenant of an invoice for such Excess Costs from Landlord.
     (b) Changes. If, after the Final Plans and the Excess Costs Summary have been approved by Tenant, Tenant requests any changes or substitutions to the Final Plans or to Landlord’s Work during construction, Tenant shall complete a change order request form approved by Landlord and forward it to Landlord’s representative. All such changes shall be subject to Landlord’s prior written approval in accordance with Paragraph 11. Prior to commencing any change, Landlord shall prepare and deliver to Tenant, for Tenant’s approval, a change order setting forth the total cost of such change, which shall include associated architectural, engineering, construction contractor’s costs and fees, and completion schedule changes. If Tenant fails to approve such change order within five business days after delivery by Landlord, Tenant shall be deemed to have withdrawn the proposed change and Landlord shall not proceed to perform the change. Any additional costs related to such change are to be paid by Tenant to Landlord within ten days after receipt by Tenant of an invoice for such additional costs from Landlord.
     (c) Payment of Excess Costs. Within fifteen days of Landlord’s request, Tenant shall pay to Landlord that portion of the Excess Costs payable with respect to each construction draw presented by Landlord’s contractor based on the percentage that the Excess Costs bear to the total cost of Landlord’s Work. Notwithstanding the foregoing, if the amount of the Excess Costs changes as a result of a change order, Tenant shall pay such increased amount within ten business days of receipt by Tenant of an invoice, together with reasonable supporting documentation, for such increased costs.

     (d) Credit. Unless specifically set forth herein, Tenant shall not be entitled to any credit for any portion of the Tenant Improvement Allowance which is not used, however, Tenant may allocate the Tenant Improvement allowance toward cost overruns in the Initial Premises.
     7. CONSTRUCTION OF LANDLORD’S WORK. Until Tenant approves the Final Plans and the Excess Cost Summary, and all necessary permits have been obtained from the appropriate governmental authorities, Landlord will be under no obligation to cause the construction of any of Landlord’s Work. Once the foregoing conditions have been met, Landlord’s contractor will commence and diligently proceed with the construction of the Landlord’s Work pursuant to the terms of a contract between Landlord and Landlord’s contractor calling for the completion of Landlord’s Work in a good and workmanlike manner conforming to all applicable Legal Requirements, subject to Tenant Delays (as described in Paragraph 8 below) and Force Majeure Delays (as described in Paragraph 9 below). The costs of Landlord’s Work shall be paid as provided in Paragraphs 5 and 6 hereof. Construction inspections will be made periodically by qualified Landlord employees or subcontractors and Tenant shall have the right to have qualified Tenant employees or subcontractors review compliance of Landlord’s Work with the Final Plans.
     8. TENANT DELAYS. For purposes of this Work Letter, “Tenant Delays” means any delay in the completion of the Landlord’s Work resulting from any or all of the following:
(a) Tenant’s failure to timely perform any of its obligations pursuant to this Work Letter, including any failure to approve any item or complete, on or before the due date therefor, any action item which is Tenant’s responsibility pursuant to this Work Letter or the Work Schedule;

(b) Change orders requested by Tenant after approval of the Final Plans;

(c) Any delay of Tenant in making payment to Landlord for any costs due from Tenant under this Work Letter or the Lease; or

(d) Any other act or failure to act by Tenant, Tenant’s employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant.
     9. FORCE MAJEURE DELAYS. For purposes of the Work Letter, “Force Majeure Delays” means any and all causes beyond Landlord’s reasonable control, including, without limitation, delays caused by Tenant, governmental regulation, governmental restriction, strike, labor dispute, riot, accident, mechanical breakdown, shortages of or inability to obtain labor, fuel, steam, water, electricity or materials, acts of God, war, enemy action, civil commotion, fire or other casualty.
     10. APPROVALS. Whenever any party under this Work Letter must reasonably grant its approval such party shall also not unreasonably delay or condition its approval. Unless otherwise required by the terms of this Work Letter, any approval shall be deemed granted unless such party responds within seven days after its receipt of the items for which approval is sought.
     11. LANDLORD’S APPROVAL. Landlord, in its sole discretion, may withhold its approval of the Final Plans, change orders or other documents or plans that:

     (a) Exceeds or adversely and unreasonably affects the structural integrity of the Building, or any part of the heating, ventilating, air conditioning, plumbing, mechanical, electrical, communication, or other systems of the Building;
     (b) Is not approved by any Superior Mortgagee or Superior Lessee at the time the work is proposed;
     (c) Would not be approved by a prudent owner of property similar to the Building;
     (d) Violates any agreement which affects the Building or the Land
     (e) Landlord reasonably believes will reduce the market value of the Premises or the Building at the end of the Term of the Lease; or
     (f) Does not conform to the applicable building code or is not approved by any governmental, quasi-governmental, or utility authority with jurisdiction over the Premises.
     12. DEFAULTS BY TENANT. In the event of any default by Tenant with respect to any of the provisions of this Work Letter or any other agreement with Landlord relating to construction in or about the Premises, beyond notice and cure periods specified in the Lease, Landlord may, in addition to exercising any other right or remedy Landlord may have, treat such default as a default by Tenant under the Lease and exercise any or all rights available under the Lease in connection therewith, including, if applicable, the right of termination. In the event of any such termination of the Lease by Landlord, Landlord may elect in its absolute discretion, with respect to any work performed by or on behalf of Tenant prior to the date of such termination, to either:
(a) retain for its own use part or all of any such work, without compensation to Tenant therefor;

or

(b) demolish or remove part or all of any such work and restore part or all of the Premises to its condition prior to the initial tender of possession thereof to Tenant, in which event Tenant shall reimburse Landlord upon demand for all costs reasonably incurred by Landlord in connection with such demolition, removal and/or restoration.
SIGNATURES FOLLOW ON NEXT PAGE

IN WITNESS WHEREOF, the undersigned Landlord and Tenant have caused this Work Letter to be duly executed by their duly authorized representatives as of the date of the Lease.

LANDLORD: NE WILLIAMS II, LLC
By:	/s/ Randolph L. Kazazian III
	Name:	Randolph L. Kazazian III
	Title:	Vice President

TENANT: NETEZZA CORP.
By:	/s/ Patrick J. Scannell, Jr.
	Name:	Patrick J. Scannell, Jr.
	Title:	Senior Vice President and CFO